As filed with the Securities and Exchange Commission on November 10, 2008
Registration No. 333-154790

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT No. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	7389	98-0360062
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

World Trade Center 14th Floor,
Jl. Jenderal Sudirman Kav. 29-31
Jakarta, Indonesia 12920
+62 21 5211110
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jorge Nigaglioni
Chief Financial Officer
KAL Energy, Inc.
World Trade Center 14th Floor,
Jl. Jenderal Sudirman Kav. 29-31
Jakarta, Indonesia 12920
+62 21 5211110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Shivbir S. Grewal, Esq.
Michael L. Lawhead, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	43,686,734	$0.06	$2,511,987.21	$140.17	(3)

(1)
All shares of common stock registered pursuant to this registration statement are to be offered by the selling stockholders. In accordance with Rule 416 under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of our common stock as reported by the National Association of Securities Dealers’ Over-The-Counter Bulletin Board on October 27, 2008.

(3)	Previously paid on October 28, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 of KAL Energy, Inc. (File No. 333-154790) is being filed solely for the purpose of (i) amending the Exhibit Index in Item 16 of Part II of the Registration Statement and (ii) filing Exhibits 5.1 and 23.2. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$140.17
Legal fees and expenses	15,000.00
Accountants’ fees and expenses	7,500.00
Miscellaneous	–
Total	$22,640.17

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 15.  Recent Sales of Unregistered Securities.

On March 12, 2008, we entered into subscription agreements with 24 investors pursuant to which we agreed to sell an aggregate of 60,686,732 shares of common stock to the investors at a purchase price of $0.15 per share for potential gross proceeds to us of approximately $9,103,010. We refer to this financing as the March 2008 Financing. One of the original investors entered into a side agreement to offer a portion of its subscription to an additional investor prior to closing, resulting in 25 total investors for the March 2008 Financing. The closing of the March 2008 Financing was expected to occur on a rolling basis through June 15, 2008.

One investor in the March 2008 Financing initially subscribed to purchase 26,666,667 shares of common stock at $0.15 per share for an aggregate purchase price of approximately $4,000,000. Such investor had previously advanced $700,000 to us as part of the outstanding balance for its subscribed shares. We informed such investor that the deadline for payment of the remaining balance of $3,300,000 would be June 13, 2008. On June 13, 2008, such investor informed us that it would be unable to tender payment of the remaining balance on that date. On June 17, 2008, we and the investor amended such investor’s subscription agreement to reduce the number of subscribed shares from 26,666,667 to 4,666,667 for an aggregate purchase price of approximately $700,000. We accepted such investor’s amended subscription for the reduced number of shares and agreed to reduce the total size of the March 2008 Financing from 60,686,732 offered shares to 38,686,732 offered shares for total gross proceeds to us of approximately $5,803,010. We closed the March 2008 Financing on June 17, 2008.

On June 10, 2007, we entered into subscription agreements with 3 investors pursuant to which we agreed to sell an aggregate of 937,500 shares of common stock to the investors at a purchase price of $0.80 per share, resulting in net proceeds to us of approximately $750,000. We refer to this financing as the June 2007 Financing. We also agreed to issue the investors warrants to purchase up to an aggregate of 937,500 shares of common stock at an exercise price of $1.428 per share. The closing of the June 2007 Financing occurred on June 10, 2007.

Subsequent to the closing of the June 2007 Financing, a dispute arose between us and the investors as a result of administrative non-conformance relating to the subscription agreements. On June 17, 2008, our board of directors agreed to resolve the dispute by restructuring the terms of the June 2007 Financing and entering into an amended and restated subscription agreement with the investors. We entered into the amended and restated subscription agreement with the investors on June 27, 2008. Pursuant to the restructuring, we reduced the purchase price for the shares of common stock issued in the June 2007 Financing to $0.15 per share and issued an aggregate of 4,062,500 additional shares of common stock to the investors, resulting in the sale and issuance of an aggregate total of 5,000,000 shares of common stock to the investors. In addition, we and the investors agreed to cancel and terminate the warrants, which were not previously issued by us to the investors. The restructuring did not change the gross proceeds received by us from the June 2007 Financing, which remain approximately $750,000.

Simultaneously with closing the transactions contemplated by the reorganization agreement with Thatcher, dated as of February 9, 2007, we accepted subscriptions for a total of 17,615,000 shares of our common stock, at a purchase price of $0.20 per share, from a group of accredited investors. We received gross proceeds of $3,523,000 from the offering, and net cash proceeds of $3,455,000, after deducting a finder’s fee of $68,000 which was payable in cash.

In addition, we issued shares of our common stock as compensation for services rendered in connection with such offerings, including, but not limited to, finder’s fees.

The shares of common stock sold in the private placement offerings were offered and sold in reliance upon exemptions from registration pursuant to Regulation S promulgated under the Securities Act. The shares of our common stock were offered and sold in “offshore transactions,” as defined in Regulation S, and no “directed selling efforts,” as defined in Regulation S, were made in the United States by us, a distributor of our shares of common stock, any of their or our respective affiliates, or any person acting on behalf of any of the foregoing. In addition, the subscription agreements for these private placement offerings contain representations to support our reasonable belief that the investors in such offerings were non-“U.S. persons,” as defined by Regulation S.

Pursuant to the reorganization agreement with Thatcher, we issued 32,000,000 shares of our common stock, which we refer to as the Reorganization Shares, to the shareholders of Thatcher in exchange for 100% of the common shares of Thatcher. The issuance of the Reorganization Shares to the shareholders of Thatcher pursuant to the reorganization agreement was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) The exhibits set forth commencing on page II-4 are included herein or incorporated by reference.

(b) Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Jakarta, Indonesia, on November 10, 2008.

KAL ENERGY, INC.

By:	/s/ Jorge Nigaglioni
Name:	Jorge Nigaglioni
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William Bloking	President and Chairman of the Board	November 10, 2008
William Bloking	(Principal Executive Officer)

/s/ Jorge Nigaglioni	Chief Financial Officer	November 10, 2008
Jorge Nigaglioni	(Principal Financial and Accounting Officer)

*	Director	November 10, 2008
Andrew Caminschi

*	Director	November 10, 2008
Antonio Varano

*By:	/s/ Jorge Nigaglioni
Jorge Nigaglioni Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization, dated as of December 29, 2006, by and between KAL Energy, Inc. and Thatcher Mining Pte. Ltd (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2007).

3.1
Certificate of Incorporation of KAL Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 26, 2002).

3.1.1
Certificate of Amendment to Certificate of Incorporation of KAL Energy, Inc., filed with the Delaware Secretary of State on March 2, 2007 (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form SB-2, as amended, filed with the Securities and Exchange Commission on May 15, 2007).

3.2	Bylaws of KAL Energy, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 26, 2002).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.*

10.1	KAL Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007).+

10.2
Form of Stock Option Agreement (I) under the KAL Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007).+

10.3
Form of Stock Option Agreement (II) under the KAL Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007).+

10.4
Cooperation and Investment Agreement, dated as of January 7, 2007, by and among PT Bunyut Bara Mandiri, Thatcher Mining Pte Ltd., Fitri S. Astuty Goodwin and Sri Purwani (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007).

10.5
Cooperation and Investment Agreement, dated as of January 7, 2007, by and among PT Graha Panca Karsa, Thatcher Mining Pte Ltd., Fitri S. Astuty Goodwin and Sri Purwani (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007).

10.6
Royalty Agreement, dated as of December 29, 2006, by and among Essendon Capital Ltd., Carlton Corp., Concord International Inc., Thatcher Mining Pte Ltd. and KAL Energy (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007).

10.6.1
Amendment No. 1 to Royalty Agreement, dated as of October 1, 2008, by and between KAL Energy, Concord International and Thatcher Mining Pte. Ltd (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2008).

10.7	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2007).

10.8	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2007).

10.9
Form of Subscription Agreement for Private Placement Offering of Common Stock (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2008).

10.10	Form of Amended and Restated Subscription Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2008).

10.11
Engagement Letter Agreement, dated as of September 9, 2008, by and between KAL Energy and Grayling Global (incorporated by reference to Exhibit 10.1 to our Amendment No. 1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2008).

10.12
Compensation Agreement, dated as of September 9, 2008, by and between KAL Energy and William Bloking (incorporated by reference to Exhibit 10.2 to our Amendment No. 1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2008).+

10.13
Form of Forfeiture Agreement, dated as of September 17, 2008, by and between KAL Energy and the stockholder named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2008).

10.14
Employment Agreement, dated as of October 1, 2008, by and between KAL Energy and Jorge Nigaglioni (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2008).+

10.15
Employment Agreement, dated as of October 1, 2008, by and between KAL Energy and Andrew Caminschi (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2008).+

16.1
Letter dated March 12, 2007 from Morgan & Company to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007).

23.1	Consent of Kabani and Company, Inc., Independent Registered Public Accounting Firm.**

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page hereto).**

+	Indicates management contract or compensatory plan or arrangement
*	Filed herewith.
**	Previously filed.